Exhibit 4.18

Conversion Loan Agreement

prepared and signed in Tel Aviv on June 11, 2023

Between:

HUB CYBER SECURITY LTD

(hereinafter: “the Borrower” or “the Company”)

And:

Shayna LP

Cayman Islands

CO-113064

(hereinafter: “the Lender”)

Hereinafter collectively: “The Parties”

Whereas	the Company is a public company whose shares are listed for trading on the NASDAQ stock exchange in the USA;

Whereas	the Lender is a hedge fund registered in the Cayman Islands;

Whereas	the conversion loan agreement dated 23.02.2023 was signed between the parties (hereinafter “the First Conversion Loan” and “the First Conversion Loan Agreement”), which is attached as Appendix A to this Conversion Loan Agreement;

Whereas	the Borrower asked the Lender to grant the Loan (as defined below) in their favor to finance their activities;

Whereas	the Lender agreed to grant the loan to the Borrower, as detailed and subject to the terms of this Agreement below;

Whereas	the Parties wish to put in writing the agreements and legal relations between them in connection with the Loan, the manner of its provision and repayment;

Therefore, it was agreed, declared, and stipulated between the Parties as follows:

1.	General

1.1.	The introduction to this letter of commitment forms an integral part thereof.

1.2.	The headings of the sections in this letter of commitment are for convenience only, they are not binding and will not be used for interpretation of this Agreement or any of its appendices.

1.3.	Terms not defined in this letter of commitment will have the interpretation and meaning given to them in the Companies Law, 5759-1999 or the Securities Law, 5728-1968 (hereinafter: “Securities Law”) as the case may be.

1.4.	In this Agreement, the terms listed below will have the meaning stated next to them, as follows:

“The Companies Law”	The Companies Law, 5759-1999.

“Provisions of the Law”, “Law”	Any provision of any law and enactment of any law, including the rules of the US Securities and Exchange Commission, as they will be in effect from time to time, including a regulation, order, convention, official instruction, order and/or executive directive, including mandatory orders and/or instructions of a governmental body and including the interpretation of any of the above by a governmental body – all insofar as they apply to the Parties in connection with the transactions subject to this Agreement.

“Loan” and/or “Loan amount”	a loan as detailed in section 3 of this Agreement.

“Liens”	as the term is defined in section 4.1.

“Taxes” and/or “tax”	all taxes, including but not limited to, income tax, corporate tax, capital gains tax, value added tax, levies, purchase tax, duties, municipal taxes including property taxes, national insurance fees, other mandatory fees and payments that are due by law to any authority, including withholding tax in accordance with the provisions of any law, in Israel and outside Israel.

“Shares” or “Company Shares”	ordinary shares of the Company, without par value each.

“Option” and/or “Options”	the right to purchase the Company’s shares.

“Clean and free”	clean and free from any encumbrance and/or lien and/or lien and/or foreclosure and/or levy and/or fee and/or tax and/or debt and/or claim and/or right of refusal and/or right of offset and/or from any other right of any kind and type of any third party/or from any regulatory or other limitation on the transfer of the relevant property and/or possession and/or use thereof, including without limitation, right of offer, right of manufacture, right of accession, protection against dilution, etc., including trust or other voting agreements, requirements, limitations and/or obligations of any kind.

“Control”	as defined in the Securities Law, 5728-1968.

“Interim period”	the period that begins on the date of signing this Agreement and ends on the date of the issuance of the shares and options for the conversion of the total loans.

“Substantial change for the worse”	any event or circumstance that has a negative effect, or which in the course of time is likely to have a negative effect, in a material way on: (a) the Company’s business, assets, profits, activities, property, rights or obligations; or (b) the ability of the Company and/or the holders of the securities to fulfill their obligations under this Agreement in such a way that a reasonable purchaser would not have entered into the transaction subject to this Agreement under the same conditions, if the circumstances following the substantial change for the worse had occurred. It is clarified that a substantial change for the worse as mentioned will not result from: (1) Changes in the provisions of the law; (2) Changes in accounting standards in the future; (3) Political or political changes or war, provided that their effect on the Company is proportional to their effect on the other companies in the economy.

2.	Declaration of the Company

The Borrower hereby declares, confirms and undertakes as follows:

2.1.	The Borrower hereby undertakes that the representations detailed in this Agreement, including its appendices, do not contain information that could mislead a reasonable purchaser, they do not lack any fact known to the Borrower that would be used for the purpose of making any of the aforementioned representations, statements or commitments misleading, and the Borrower does not have material information, and there is no material issue regarding the Company regarding which the Borrower did not notify the Lender in writing or which is not included in this Agreement, in respect of which the Borrower is aware that it may be relevant to a reasonable lender. Also, any information provided by the Borrower to the Lender in connection with the Company as part of this Agreement is correct and does not include material inaccuracies. The Borrower will not consider a violation of this section in relation to information whose cumulative effect on the conversion loan does not amount to a substantial change for the worse.

2.2.	The Borrower has the full legal powers, authorities and rights to enter into this Agreement and all accompanying documents and to comply with all their instructions and conditions, and there is no impediment and/or limitation and/or stipulation and/or prohibition according to an agreement and/or according to any law including according to its incorporation documents and/or its regulations, to enter into this Agreement and the other accompanying documents and to fulfill all its obligations according to them.

2.3.	The Borrower has received all necessary consents, authorizations and approvals according to the provisions of the law, its incorporation documents and its articles of association in connection with its signing of this Agreement and all accompanying documents, as well as for the purpose of fulfilling the Borrower’s obligations pursuant to them, and there is no need to obtain any additional consents and/or approvals for this purpose.

2.4.	There is no prevention and/or limitation according to the law and/or according to the provisions of any agreement or document, to which the Borrower is a party, to the creation and continued validity of the liens according to this Agreement and the accompanying documents.

2.5.	All obligations of the Borrower, as the case may be, according to and/or within the framework of this Agreement and the rest of the accompanying documents are legal, valid, binding and enforceable in relation to the Borrower, according to their terms, and the fulfilment of these obligations will not result in the imposition or realization of a lien or foreclosure on the right of any of the assets and rights of the Borrower, including liens.

2.6.	That the Borrower can meet its obligations and repay the loan under the terms and deadlines set forth in this Agreement.

2.7.	The Borrower has all the means necessary to fulfill all its obligations according to this Agreement and the accompanying documents, and in connection with them, in full and on time, including and especially the allocation of the shares and options in the case of the conversion of the loans.

2.8.	The Borrower will conduct its business in an adequate manner, in the normal course of business and in accordance with the provisions of the relevant law.

2.9.	The Borrower is not aware of any event, factor or circumstance that may cause the Borrower to stop repaying the loan according to the terms of this Agreement and/or fulfill the rest of its obligations according to this Agreement and in connection with it and/or which constitutes or may constitute after a notification or an alert about another event is given that allows the Lender to set the loan for immediate repayment according to the terms of this Agreement.

2.10.	That the Company has a loan agreement with Lind Partners dated May 4, 2023 (hereinafter “Lind”). The aforementioned Lind agreement is attached as Appendix B.

2.11.	That entering into this Agreement and its execution, including the receipt of the loan, the allocation of the Company’s shares in the loan conversion (if possible), the allocation of the options (if they are allocated) in accordance with the First Conversion Loan Agreement, and the allocation of the Company’s shares in respect of the exercise of the options (if they are exercised), has been approved by all the Borrower’s bodies (the “Board of Directors’ Resolutions”), the approval of which is required by law and/or the Borrower’s founding documents for this engagement, including the acceptance of the loan, the conversion of the loan and the allocation of the shares and options as a result of the conversion (if it is converted), and the allocation of the shares by virtue of the exercise of the options (if they are exercised).

2.12.	The signatories on behalf of the Borrower on this Agreement or on any of its appendices, all as the case may be, are entitled and authorized to do so.

2.13.	Until the date of signing the Agreement, the Company will provide the Lender with the following documents, whose contents the Company undertakes to be true, as a condition for the execution of this Agreement:

2.13.1.	Current extract of the Borrower’s Company information including its shareholders as of the date of signing this Agreement;

2.13.2.	The Borrower’s certificate of incorporation;

2.13.3.	Board decision-making verified by a lawyer;

2.13.4.	A recent letter of claims from the Company;

2.13.5.	Cap Table;

2.13.6.	The Company’s prospectus submitted to the US Securities and Exchange Commission that is effective, including the correctness of the Company’s financial statements contained in said prospectus.

2.14.	The Borrower must notify the Lender immediately, and in any case no later than two (2) business days after being informed, of any change in its representations according to this Agreement.

3.	The Loan

3.1.	At the time of signing this Agreement and its entry into force, the Lender grants to the Borrower a loan for a period of up to 24 months in the amount of 5,000,000 (in words: five million NIS) (hereinafter: “the Loan”), in accordance with the terms of this Agreement. The Loan is granted in accordance with the schedules detailed in section 3.2 below by bank transfer to the Borrower’s account detailed below:

Bank	Leumi
Account Name	Hub Cyber Security Ltd.
Account Number	XXX
IBAN	XXX
SWIFT	XXX

3.2.	At the time of signing this Agreement, the Lender will transfer an amount of 5,000,000 (in words: five million NIS).

3.3.	The Loan (if it was not previously converted in accordance with the terms of this Agreement) will be repaid by the Borrower in one payment after 24 months from the date of signing this Agreement (hereinafter: the “Loan Repayment Date”), through a bank transfer to the Lender’s account as detailed below:

Bank	Valley National Bank
Account Name	Shayna LP
Account Number	XXX
IBAN
SWIFT	XXX

3.4.	The Loan will not bear interest or any linkage differences.

3.5.	Any payment in arrears will be subject to interest on arrears at the rate of 8% starting from the date designated for its payment until its actual payment.

3.6.	It is agreed between the parties to amend the First Conversion Loan Agreement in such a way that the provisions in sections 3.7-3.12 below will apply to both this Agreement and the First Conversion Loan Agreement (hereinafter “the Two Conversion Loan Agreements” or “Loans”).

3.7.	In the Two Conversion Loan Agreements, the Lender reserves the right to demand from the Company, in a written notice, (hereinafter: the “Conversion Notice”), at any time and from time to time, to repay each of the Loans, in whole or in part (as long as it was not previously converted), at the Lender’s sole discretion, by way of conversion to the Company’s shares, according to the conversion rate that is 40% lower than the average price of the Company’s stock during the five trading days preceding the date of the conversion notice or from the average price of the Company’s stock during the five trading days preceding the date of signing this Agreement, whichever is lower (hereinafter the “Conversion Rate”).

3.8.	If the Lender has given a conversion notice in accordance with one of the Two Conversion Loan Agreements, the Company undertakes to assign the shares to the Lender immediately upon completion of the registration of the shares on Form F-1 to be submitted to the Securities and Exchange Commission in the United States (“SEC”) and subject to any law (hereinafter: the “Registration”). The Company undertakes to make its best efforts to submit to the US Securities and Exchange Commission a share registration document on Form F-1 for the registration of the shares, and the shares that will be allocated upon exercise of the options (as soon as they are exercised), as early as possible and no later than 7 days after the submission of the Company’s annual report to the SEC for the year 2022. The Company undertakes to make every effort and take all the necessary actions so that the aforementioned registration document will be declared effective by the SEC as early as possible after its submission to the SEC and in order for it to be effective during the entire interim period. The Company will bear all the costs associated with Registration.

3.9.	The Lender will not be allowed to convert the Loans, and the Company will not allocate shares in respect of a conversion notice, if the conversion would require the approval of the Company’s shareholders in accordance with section 270(5) and section 274 of the Companies Law, and this conversion and allocation will be postponed to the earliest date given in accordance with section 270(5) and Article 274 of the Companies Law.

3.10.	In addition to the allocation of the shares for the conversion of the First Conversion Loan, as mentioned, without additional consideration, the Lender will be allocated options in the same amount as the number of shares that will be allocated to the Lender for the said conversion in accordance with the First Conversion Loan Agreement (for the avoidance of doubt, for each share the Lender will additionally receive one Company option), which can be redeemed at the Conversion Rate as stipulated in section 3.7 above up to 24 months from the date of their allocation.

3.11.	If the Lender owns 7% or more of the Company’s issued shares, the Lender will be entitled to require the Company, in a written notice (hereinafter: “Registration Notice”), to register all of the Company’s shares for resale by the Lender, as well as the Company’s shares that may be allocated upon exercising the options, which the Lender will be entitled to as a result of the conversion of the Loans at the time of the announcement, resale registration rights agreement on Form F-1 or Form F-3 (as far as the company is entitled) that will be submitted to the SEC. The Company undertakes, on the basis of its best efforts, to submit to the SEC a registration document (resale registration rights agreement) as stated, as early as possible and no later than 21 days after a registration notice is submitted to the Company by the Lender. The Company undertakes to make every effort so that the aforementioned registration document will be declared effective by the SEC as early as possible after its submission to the SEC. Also, the Lender will be entitled to standard “piggyback registration rights” in any case that the Company submits a registration document to the SEC to register the Company’s shares for itself or any other party and will also be entitled to participate in any sale of shares under that registration document. The Company will notify the Lender at least 20 days before submitting a registration document to the SEC for the registration of the company’s shares for itself or any other entity, as well as before any sale of shares pursuant to said registration document. The Company will bear all the costs associated with the registration of the Lender’s shares for resale by virtue of this section. Within 14 days of signing this Agreement, the Company and the Lender will sign a registration rights agreement according to accepted terms and reflecting what is stated in this Agreement.

4.	Liens to secure the coversion

4.1.	To guarantee the Lender’s rights to perform the registration according to section 3.8 and to pay for the consultation according to section 5.4 until the date of the issuance of the shares for the conversion of the total loans (if they are converted), liens will be placed in favor of the Lender (hereinafter: “the Liens”) on all the shares and options held at the time of signing this Agreement by the following parties: Viserion Ltd., I-Labs Financing and Consulting Ltd. (hereinafter “I-Labs”) and Uziel Moscovich (all three hereinafter: “the Security Holders”), as detailed in Appendix C. If the Registration is not completed 90 days after the date of signing this Agreement, the Lender may realize the Liens, proportionally to the holding of each of the Security Holders, in exchange for assigning the Lender’s rights according to this Agreement to the Security Holders for the allocation of shares in the same number that was exercised by the Lender only, and all other rights of the Lender under this Agreement will remain in effect.

4.2.	The Liens will be in effect during the interim period. Notwithstanding the foregoing, if the Registration is completed and the Lender is paid in full for the consultation, as stated in section 5.4 below, the Liens will be canceled.

4.3.	The Company and the Security Holders undertake to take all the necessary actions to register the Liens, within a period of time of no more than 30 days after the signing of this Agreement. Also, the Parties to this Agreement undertake to take all the necessary actions and sign all the documents required to cancel the Registration of the Liens after the cancellation of the Liens in accordance with section 4.2.

4.4.	To ensure the execution of the provisions of this Agreement, the Company and the Security Holders will sign each document and provide any authorization at the request of the Lender for the purpose of registering the Liens and/or their realization and/or for the purpose of performing any action in connection with this section 4, including vis-à-vis third parties.

4.5.	During the period starting from the date of this Agreement and until the date of cancellation of the liens in accordance with section 4.2 above, the Security Holders undertake to refrain from taking any action, directly or indirectly, in relation to the Company’s shares and other securities of the Company held by them, whether for a consideration or not, which can harm the validity of the liens, including the transfer, check, sale, lien of the said securities and the like.

4.6.	Each of the Security Holders confirms and declares for himself as follows:

4.6.1.	The Security Holder is the legal owner and the sole direct holder of the Company’s share capital detailed in Appendix C.

4.6.2.	The Security Holder has no obligation to sell and/or transfer to any third party his shares in the Company and the other securities of the Company held by him, all or in part, and the Security Holder has not granted a right to purchase the shares of the Company and the other securities of the Company held by him, all or some of them, to any third party, and also no third party has a right of first refusal in connection with the purchase of these shares and securities, and as of the date of signing this Agreement the Security Holder is not conducting any negotiations in connection with the aforementioned.

4.6.3.	The pledged shares of the shareholder are clean and free and will remain clean and free until the time they are transferred to the Lender on the date of conversion of the loans (if they are converted), subject to the terms of this Agreement, clean and free. Regarding this statement, Guy Ben Artzi with regard to Viserion and Doron Cohen with regard to I-Labs (collectively hereinafter: the Security Holder CEOs) undertake that they will be guarantors for this obligation personally as detailed in section 4.8.

Also, the Security Holders and the Security Holder CEOs will deliver a presentation within 7 days confirming that the shares are clean and free at the time of signing this Agreement, and they undertake to keep them that way until the conversion date.

4.6.4.	The Security Holder has the full authority, authorization and permission required to sign this Agreement as the owner of the pledged shares and options as detailed in Appendix C, and no approvals and/or consents of third parties are required for him to enter into this Agreement, including the creation of Liens, and that entering into this Agreement and performing his obligations according to its instructions, including the creation of the Liens, have been legally approved, and they do not constitute and will not constitute a violation of any prohibition or limitation obligation for the Security Holder by virtue of any law and/or agreement and/or the incorporation documents of the Security Holder insofar as it is a corporation.

4.6.5.	Without detracting from the generality of the above, the Security Holder’s signing of this Agreement and the execution of what is stated therein do not contradict or create a conflict with any agreement, judgment, order, directive and/or order of a court, quasi-judicial body or any administrative authority applicable to the Security Holder.

4.6.6.	The Security Holder knows that the Lender enters into this Agreement based on the statements and commitments of the Security Holders that are specifically mentioned in this Agreement and in its appendices and in particular in section 4 of this Agreement.

4.7.	It will be clarified that in case of the realization of the Liens from the Security Holders, all taxes, as determined by the competent tax authority, including the withholding tax, will be applied to the Lender. The Borrower will deduct withholding tax as required by law, except if the Lender produces the relevant documents in accordance with the requirements, as many as they may be, by the authorized tax authorities, including for the provision of an exemption from withholding tax, if such exists for the Lender. The Borrower will indemnify the Lender for all such tax costs.

4.8.	If the Security Holders do not fulfill their obligations as to the securities being clean and free and remaining clean and free, all or part of them, for the transfer of the shares to the Lender upon realization of the Lien in accordance with this Contract, within 14 days from the date of realization, Guy Ben Artzi, ID 036240026, and Doron Cohen, ID 200224525, hereby undertake, by signing this Agreement, personally, each with regard to the Company on his behalf, to fulfill the obligations, as mentioned under this Agreement, with which the Security Holders did not comply, and to indemnify the Lender for its full rights according to this Agreement for the non-compliance of the Security Holders with their obligations as mentioned.

5.	Brokerage Fee

5.1.	I-Labs hereby declares that even though it was the connecting factor between the Lender and the Borrower, it hereby undertakes, by signing on the margin of this Agreement, that it hereby irrevocably waives its right to the brokerage fee for the contract that is the subject of this Agreement by virtue of the contract between it and the Company in the various agreements signed between it and the Company, as amended from time to time (hereinafter: “Brokerage Fee”).

5.2.	In addition, I-Labs declares and confirms that by signing below it waives the exclusivity agreed between it and the Company in connection with the consulting services that the Lender will provide to the Borrower in accordance with section 5.4 below, in a definitive and irrevocable manner.

5.3.	Notwithstanding the provisions in section 5.1 above, the Borrower will pay to I-Labs a Brokerage Fee of 2.5% in cash (plus VAT), after receiving the second loan amount, at the total of NIS 375,000 (for the Two Loan Agreements and the conversion), as well as options in this amount according to the share value on the actual allocation date, in respect of brokering the aforementioned transactions. It is agreed that the Borrower will pay an additional Brokerage Fee identical to that to which I-Labs is entitled, in favor of an entity chosen by the Lender and at its sole discretion. It will be clarified that the payment of the Brokerage Fee will be made by the Borrower after receiving the Loan under this Agreement, in whole or in part.

5.4.	As part of this Agreement, the Company will pay the Lender a total of $840,000 (eight hundred and forty thousand US dollars), plus VAT, for consulting services and assistance in locating additional investors (“Consulting Fee”), in 12 (twelve) equal monthly payments of $70,000 (seventy thousand US dollars) each, as of 10.8.2023.

5.5.	Additional details and agreements regarding future Brokerage Fees will be determined in a separate and detailed agreement between the parties.

6.	Interim Period

During the interim period, the Borrower undertakes not to perform the following actions without the prior written approval of the Lender:

6.1.	There will be no change in the incorporation documents of the Borrower or of the other corporations in the Borrower’s group which harms or has the potential of harming the Lender’s rights in accordance with this Agreement or the loan documents;

6.2.	The Borrower will not take and will not agree to take, and will exercise its means of control over the rest of the corporations in the Borrower’s group so that no action is taken that would harm the Lender’s rights under the contract and/or according to any law under this Agreement, and any action of which the Borrower is aware that might harm the rights of the Lender as aforementioned;

6.3.	The Borrower will not distribute profits to its shareholders without approval from the Lender;

6.4.	The Borrower will not carry out interested party transactions, as defined in the Securities Law, without prior written approval from the Lender, with the exception of transactions relating to remuneration conditions and terms of tenure and employment;

6.5.	The Borrower will not stop its commercial activity and will not change its commercial activity in a material way without prior written approval from the Lender;

6.6.	The Borrower undertakes to make every effort not to be removed from trading in the NASDAQ during the interim period;

6.7.	The Borrower will not create and will not commit to create new general current liens on any of the Borrower’s assets, with the exception of such liens by virtue of agreements signed prior to the signing of this Agreement and which have not yet been registered and not yet perfected and which are detailed in Appendix D.

7.	Immediate Repayment

Without detracting from any right available to the Lender in accordance with the provisions of this Agreement and/or according to law, it is hereby agreed that in the event of one or more of the cases listed below, the Lender may demand the loan to be repaid immediately, in whole or in part, and/or convert the loans and exercise the Liens (if applicable) and to take any steps, including legal proceedings, as deemed appropriate and as permitted by law, all at the Lender’s sole discretion (hereinafter: “Immediate Repayment”):

7.1.	If the Borrower has failed to comply with one or more of its obligations and/or statements according to this Agreement, and, in particular, if the Borrower will be in arrears in paying any amount due to the Lender according to either of the Two Conversion Loan Agreements after a 30 (thirty) day notice that did not result in the correction of the violation or the arrears in payment;

7.2.	If it turns out that any statement or representation among the statements or representations given to the Lender in this Agreement is not true or is not accurate or is not complete in any material aspect at the time when it was given;

7.3.	If any of the documents attached to this Agreement ceases to be in full force or no longer constitutes a legal, valid, binding and enforceable obligation towards the Parties to it;

7.4.	If a judgment, arbitration award, judicial decision or order is issued against the Borrower or any of the Security Holders in whose names the Lien is registered (and they are not covered by the insurance policies) and whose execution has not been postponed, which imposes a liability on the Borrower, in the total amount (of all the liabilities that will be imposed in judgments, as mentioned, from the date of signing this Agreement and onward, and which have not been fulfilled by the Borrower or any of the Security Holders) that exceeds the total amount of the loans under the Two Conversion Loan Agreements as detailed in section 3.6.

7.5.	If a request was submitted for liquidation and/or a request for the appointment of a receiver and/or a request to freeze proceedings against the Borrower and/or its assets, and the request was not canceled and/or deleted and/or rejected within 14 (fourteen) days from the date it was submitted.

7.6.	If a substantial change for the worse occurred;

7.7.	If a receiver (temporary or permanent) and/or trustee and/or special manager and/or liquidator (temporary or permanent) or any other official is appointed for the Borrower, and these appointments have not been canceled within 30 (thirty) days from the date of appointment.

7.8.	If a liquidation order was issued against the Borrower or a decision on voluntary liquidation was accepted by the shareholders’ meeting.

7.9.	If a foreclosure has been imposed on any asset of the Borrower and/or any right of the Borrower, which has the potential of preventing and/or impairing the Borrower’s ability to fulfill its obligations under this Agreement, and the lien has not been removed within 45 (forty-five) days.

7.10.	The Borrower has ceased its activity for a period exceeding 30 (thirty) days or (as the case may be).

7.11.	There is a real concern that the Borrower will not be able to meet its obligations under this Agreement.

7.12.	The Borrower became a “restricted customer” as defined in the Checks Without Cover Law, 5740-1980, or if any of the Borrowers’ accounts become a “restricted account” as defined in this law.

The Borrower undertakes that if the Lender takes any of the actions mentioned in this section above, it will pay the Lender, according to its demand, all the amounts whose repayment is required as mentioned. For the purpose of exercising the Lender’s various rights according to section 7, it is sufficient for one of the cases specified in any of the subsections in section 7 above to occur, and the Lender will be entitled to exercise each of its aforementioned rights separately and independently.

8.	Assignments and transfers

8.1.	The Borrower’s rights and obligations under this Agreement are not assignable or transferable in any form.

8.2.	The Lender will be entitled to transfer or assign rights and obligations in relation to this Agreement and/or the other loan documents, in relation to all or part of the credit that the Lender provided to the Borrower.

9.	Taxes and deductions

9.1.	All payments to the Lender that will be made by the Borrower in accordance with the loan documents will be made subject to withholding tax, as required by law, except if the Borrower was previously presented by the Lender with a valid certificate of exemption from withholding tax.

9.2.	At the time of making any payment by the Borrower to the Lender in accordance with this Agreement, as required by law, the Borrower will pay to the Lender legal VAT for such payment. The Lender will provide the Borrower with a legal tax invoice for each such payment.

10.	General

10.1.	The Borrower undertakes to bear any tax and/or levy and any payment and/or expense of any kind and type to the extent applicable in connection with this Agreement.

10.2.	The Borrower will bear all expenses and costs of the Lender related to inspection operations in the event of a violation or enforcement, collection, realization and remedies according to the loan documents.

10.3.	It is hereby agreed between the parties that the Lender, as well as any of its employees or consultants on its behalf (collectively, in this section: “the entities on behalf of the Lender”), will not have any responsibility or obligation towards the Borrower or anyone on its behalf or towards any third party in respect of or in connection with the Loan, beyond the Lender’s obligation towards the Borrower to provide the Loan in accordance with and subject to the terms of this Agreement.

10.4.	No delay or abstaining by any of the Parties from exercising or enforcing any of its rights according to this Agreement will be considered as a waiver or as a prevention on its part from using his rights in the future, and it will be entitled to use its rights, all or some of them, whenever it sees fit.

10.5.	The Company undertakes to submit any report that the law requires of it by virtue of being a public company traded in the USA. The Lender will be entitled to submit any report that the law and the legislation require of it regarding its holdings in the Company. No claim will be heard or enforced against the Lender due to a lack of reporting on aby details of the deal.

10.6.	This Agreement embodies and exhausts everything agreed between the Parties in relation to the Borrower and the Lender and upon its signing it cancels any representation of understanding or commitment, including any written document, made between the parties prior to its signing in connection with this Agreement.

10.7.	Any change or addition to this Agreement will not be valid unless made in writing and signed by all Parties relevant to the change or addition.

10.8.	This Agreement will be governed by the laws of the State of Israel and will be interpreted in accordance with them. The unique and exclusive local jurisdiction regarding this Agreement will be in the competent court in the city of Tel Aviv-Yafo.

10.9.	For the purposes of this Agreement, the addresses of the Parties will be as stated in the introduction to this Agreement. Any notice sent by one Party to the Agreement to the other to the address listed above will be considered a notice received on the relevant date listed below: If sent by registered mail - within 72 hours from the date of mailing; if delivered by hand - on the date of delivery; if broadcast by fax or email - on the date of the broadcast.

11.	Miscellaneous

11.1.	The Lender and the Company will cooperate with each other, perform actions, sign documents and appear before entities and/or authorities, after the date of signing this irrevocable commitment, as may be reasonably required, in order to implement the provisions of this irrevocable commitment.

11.2.	Subject to the provisions in this Agreement, each of the parties will bear their own legal and other expenses and tax expenses, if and to the extent that they apply to them as a result of the realization of this irrevocable commitment.

11.3.	If at any time any provision of this Agreement becomes illegal, invalid, unenforceable, or ineffective in any respect, this will not affect the legality, validity, enforceability or effectiveness of the other provisions in the Agreement and will not detract from the power of such other provisions, and these will remain in effect, mutatis mutandis.

11.4.	Any dispute between the parties in connection with this Agreement, its interpretation, violation and/or cancellation will be submitted to the decision of the competent courts in Tel Aviv and Yafo only, which have been granted exclusive jurisdiction in relation to any such dispute.

[Signatures on next page]

IN WITNESS WHEREOF we have come to the undersigned on the date specified above:

HUB CYBER SECURITY LTD	Shayna LP

/s/ Uzi Moskovich	/s/ Guy Schnetzer

By Uzi Moskovich, CEO and Roy Gross, the company’s economist	By Guy Schnetzer, CEO

I confirm that the undersigned above are authorized to sign on behalf of Hub Cyber Security Ltd. and bind the Company with their signature.

Osher Partok Rheinisch, Chief Legal Officer

Security Holders:

Uzi Moscovich
Viserion Ltd.
I-Labs Financing and Consulting Ltd

A personal undertaking by the Security Holder CEOs that the securities will remain clean and free according to sections 4.6.3 and 4.8

Guy Ben Arzi
Doron Cohen

Appendix B

Lind Partners Agreement